CONSENT

The undersigned consents to be named as an individual who may become a Trustee in the Registration Statement on Form N-2 of TH Lee, Putnam Investment Trust.

/s/ Thomas H. Lee

Thomas H. Lee

May 4, 2001

Date

/s/ Meghan H. Costa Meghan H. Costa Notary Public Commonwealth of Massachusetts My Commission Expires August 4, 2006